Exhibit 99.1

Sophiris Bio Announces $4.0 Million Registered Direct Offering

SAN DIEGO and VANCOUVER, British Columbia, August 27, 2019 – Sophiris Bio Inc. (Nasdaq: SPHS) (the “Company” or “Sophiris”), a biopharmaceutical company studying topsalysin (PRX302), a first-in-class, pore-forming protein, in late-stage clinical trials for the treatment of patients with urological diseases, today announced that it has entered into a definitive agreement with a single healthcare-focused institutional investor for the issuance and sale of 5,333,334 of its common shares (or pre-funded warrants to purchase common shares) for an effective price of $0.75 per share, for gross proceeds of approximately $4.0 million, in a registered direct offering. The offering is expected to close on or about August 29, 2019, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offerings.

In addition to the securities described above, in a concurrent private placement, Sophiris will issue to the investor warrants to purchase up to 5,333,334 common shares, which represent 100% of the number of common shares issued in the registered direct offering, with an exercise price $0.95 per share and a five-year exercise period commencing six (6) months of the issuance date.

Sophiris currently intends to use the net proceeds from the offering for working capital and general corporate purposes.

The common shares (or pre-funded warrants to purchase common shares) (but not the warrants issued in the concurrent private placement or the common shares underlying such warrants) are being offered and sold in the registered direct offering by Sophiris pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-219887), including a base prospectus, previously filed with and declared effective by the Securities and Exchange Commission (SEC) on August 30, 2017. The offering of the common shares (or pre-funded warrants to purchase common shares) will be made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and an accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement and accompanying base prospectus may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at 646-975-6996 or e-mail at placements@hcwco.com.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the common shares underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and underlying common shares may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Sophiris

Sophiris Bio Inc. is a late-stage clinical biopharmaceutical company developing topsalysin (PRX302) for the treatment of patients with urological diseases. Topsalysin has completed two Phase 2 clinical trials for the focal treatment of localized prostate cancer and has completed one Phase 3 study of topsalysin for the treatment of the lower urinary tract symptoms of benign prostatic hyperplasia (BPH). Topsalysin is a highly potent ablative agent that is selective and targeted in that it is only activated by enzymatically active PSA which is found in high concentrations in the transition zone of the prostate and in and around prostate tumor cells. For more information, please visit www.sophirisbio.com.

Forward-Looking Statements

Certain statements included in this press release may be considered forward-looking, including the registered direct offering of Sophiris common shares, the consummation of the offering described above, the size of the offering, the expected proceeds from the offering, the intended use of proceeds and the timing of the closing of the offering. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Some of the risks and uncertainties that could cause actual results, performance or achievements to differ include without limitation, risks associated with clinical development, including the uncertainty of the design for any additional clinical trial of topsalysin in localized prostate cancer, risks that the Company will be able to fund future clinical trials or enter into a strategic transaction, risks about the Company’s ability to continue as a going concern, risks that the Company will be unable to maintain the listing of its common shares on the Nasdaq Capital Market and other risks and uncertainties identified by Sophiris in its public securities filings with the Securities and Exchange Commission. All forward-looking statements are based on Sophiris' current beliefs as well as assumptions made by and information currently available to Sophiris and relate to, among other things, anticipated financial performance, business prospects, strategies, regulatory developments, clinical trial results, market acceptance, ability to raise capital and future commitments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Due to risks and uncertainties, including the risks and uncertainties identified by Sophiris in its public securities filings; actual events may differ materially from current expectations. Sophiris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:	Corporate Communications & Media Contact:
Peter Slover	Jason Spark
Chief Financial Officer	Canale Communications
(858) 777-1760	619-849-6005
jason@canalecomm.com